EXHIBIT 99.1

15 West 6th Street, Suite, 1800 · Tulsa, Oklahoma 74119 · (918) 513-4570 · Fax: (918) 513-4571
www.laredopetro.com

Laredo Petroleum Holdings, Inc. Announces 2012 Fourth-quarter and
Full-year Financial and Operating Results

TULSA, OK - March 12, 2013 - Laredo Petroleum Holdings, Inc. (NYSE: LPI) (“Laredo” or the “Company”) today announced 2012 fourth-quarter results, reporting net income attributable to common stockholders of $11.8 million, or $0.09 per diluted share. Adjusted net income, a non-GAAP financial measure, for the quarter was $13.5 million, or $0.11 per diluted share. Adjusted EBITDA, a non-GAAP financial measure, for the fourth quarter of 2012 was $113.9 million. For the year ended December 31, 2012, Laredo reported net income attributable to common stockholders of $61.7 million, or $0.48 per diluted share, adjusted net income attributable to common stockholders of $72.4 million, or $0.57 per diluted share, and adjusted EBITDA of $452.6 million. (Please see supplemental financial information at the end of this news release for reconciliations of non-GAAP financial measures.)
2012 Full-year Highlights

•	Increased oil production 42% to 4.8 million barrels, representing 42% of total production

•	Increased total production volumes 31% to a record 11.3 million barrels of oil equivalent (MMBOE)

•	Increased total revenue to $588.1 million in 2012, an increase of 15% from 2011

•	Increased operating cash flow to $376.8 million for 2012 compared to $344.1 million in 2011

•	Confirmed commercial viability of all four zones initially targeted for horizontal development on the Permian-Garden City acreage

•	Replaced 385% of annual production

•	Grew reserves 21% to a record 188.6 MMBOE, 52% of which are oil

“At Laredo, we set challenging goals and we plan for success, but even we didn't realize how big the prize was that we had captured in our Permian-Garden City asset,” said Randy A. Foutch, Laredo Chairman and Chief Executive Officer. “In 2012, we set out to grow reserves, production and operating cash flow and we did just that. Reserves and production each grew to record levels, up 21% and 31%, respectively, as we continued our focus on delineation activities in the oil-rich Permian Basin, and operating cash flows increased 10%. We believe our 2012 drilling activities, which achieved a success rate of greater than 99%, confirmed the commercial horizontal development viability of approximately

360,000 net equivalent acres in the Permian Basin from four stacked shale zones. We believe just this de-risked acreage identifies total net resource potential of more than 1.6 billion barrels of oil equivalent (on a two-stream basis), which is predominantly oil, and is more than eight times our existing booked reserves. Today, we are preparing to methodically accelerate the exploitation and cost-effective development of this acreage and de-risk the remaining acreage to maximize its value to our stockholders.”
Permian-Garden City
Throughout 2012, Laredo continued its disciplined and deliberate approach to delineate its core acreage position in the Garden City area of the Permian Basin by successfully drilling and completing 35 horizontal wells. This activity has confirmed the economic potential of each of the initial four identified zones (Upper Wolfcamp, Middle Wolfcamp, Lower Wolfcamp and Cline) targeted for horizontal development. At December 31, 2012, the Company had completed a total of 60 horizontal wells in the initial four targeted horizontal zones on its Permian-Garden City acreage, including 23 wells in the Upper Wolfcamp, two wells in the Middle Wolfcamp, one well in the Lower Wolfcamp and 34 wells in the Cline shales.
During 2012, the Company increased the lateral lengths of its horizontal wells and continued to optimize completion techniques and processes. The following table presents the average 30-day initial production rate, presented on a two-stream basis, for the Company's top ten horizontal wells in the Permian-Garden City area, nine of which were brought on production in the past year.

		30-Day Average Initial Production
			Natural	Two-Stream	Percent
Well Name	Shale Zone	Oil	Gas	Equivalent	Oil
		BOPD	Mcf/D	BOE/D	%
LANE TRUST-C/E 421HU	Upper Wolfcamp	901	1,694	1,183	76%
SUGG-C-27-1HM	Middle Wolfcamp	760	1,334	982	77%
SUGG-D-106-2HL	Lower Wolfcamp	635	2,005	969	66%
SUGG-A-183-1HM	Middle Wolfcamp	724	1,118	910	80%
SUGG-A-157-1H	Upper Wolfcamp	667	1,451	909	73%
SUGG-E/A 197-1HU	Upper Wolfcamp	617	1,489	865	71%
SUGG-A-143-1HU	Upper Wolfcamp	640	1,235	846	76%
SUGG-E/A 208-1HU	Upper Wolfcamp	558	1,708	843	66%
BEARKAT-150-5H	Cline	614	1,325	835	74%
BEARKAT-803H	Cline(a)	633	935	789	80%
(a) Designates a short lateral of less than 6,000 feet.

The Company increased its Permian-Garden City acreage holdings to approximately 145,800 net acres at year-end 2012. Drilling results from more than 800 vertical wells, of which approximately 250 are deep vertical wells, have reduced the risk and uncertainty (“de-risked”) associated with this entire acreage block for vertical development of the Wolfberry interval. In addition, based on actual production history from the Company's horizontal wells that have been correlated with core analysis, single-zone tests and supporting industry activity, the Company now believes that it has de-risked the effective equivalent of approximately 360,000 net acres in the Permian-Garden City area for horizontal development from the four stacked zones. By zone, the de-risked acreage consists of approximately 80,000 net acres in the Upper Wolfcamp, approximately 80,000 net acres in the Middle Wolfcamp, approximately 73,000 net acres in the Lower Wolfcamp and approximately 127,000 net acres in the Cline shale. There is significant overlap of the de-risked acreage by zone that provides development opportunities for multiple stacked laterals to utilize common drilling pads and surface facilities. A pilot program to test the vertical and horizontal spacing criteria of the development laterals, within the four stacked zones, is expected to begin in the second quarter of 2013. In addition, the delineation program will continue in 2013 to de-risk additional acreage, by zone, for horizontal development.
Permian-China Grove
Laredo continued to capitalize on its geologic expertise in the Permian Basin by amassing 57,750 net acres primarily in Mitchell County, Texas as of December 31, 2012. The Company believes that this acreage is highly prospective for horizontal Cline development based on geologic mapping and initial results of vertical drilling activity. We are currently in the process of completing our first horizontal Cline shale well on this acreage. The Company plans to drill at least one additional horizontal Cline shale well on this acreage in 2013.
Anadarko Granite Wash
During 2012, Laredo drilled and completed 13 horizontal wells in the Anadarko Granite Wash area with a 100% success rate. At year-end 2012, the Company was operating three horizontal rigs on this acreage. As previously announced, the Company has retained Wells Fargo Securities, LLC to assist in the possible divestment of various assets outside of the Permian Basin, including the Anadarko Granite Wash assets.
Commodity Derivatives
Laredo maintains an active hedging program to underpin its capital programs and reduce, but not eliminate, the variability in its anticipated cash flow due to fluctuations in commodity prices.

For the balance of 2013, the Company swapped an additional 4,500 BOPD at $98.10 a barrel and swapped 3,500 BOPD at the weighted average price of $93.66 per barrel for 2014. Laredo also added basis swaps covering 6,000 BOPD at a price of ($1.00) per barrel for the remainder of 2013 and 2014, to limit the Company's exposure to the Midland-to-Cushing differential. (Please see the Company's Annual Report on Form 10-K for a description of outstanding commodity derivative positions.)
Liquidity
At December 31, 2012, the Company had $165 million drawn on its senior secured credit facility, which has a borrowing base of $825 million and a total facility size of $2.0 billion. Additionally, at December 31, 2012, the Company had approximately $33 million in cash and marketable securities resulting in total liquidity of approximately $693 million. As of March 8, 2013, the outstanding balance under the Company's senior secured credit facility was $300 million.
Earnings and Operational Update Conference Call Details
Laredo has scheduled a conference call today at 9:00 a.m. CT (10:00 a.m. ET) to discuss management's outlook and its fourth-quarter and full-year 2012 financial and operating results. Participants may access the webcast, titled “Q4 and Full-Year 2012 Laredo Petroleum Holdings, Inc. Earnings Conference Call,” from the Company's website, www.laredopetro.com, under the tab for “Investor Relations.” The conference call may also be accessed by dialing 1-866-271-5140, using conference code 50609315. It is recommended that participants dial in approximately 10 minutes prior to the start of the conference call. International participants may access the call by dialing (617) 213-8893, using conference code 50609315. A telephonic replay will be available approximately two hours after the call on March 12, 2013 through Tuesday, March 19, 2013. Participants may access this replay by dialing (888) 286-8010, using conference code 24183052.
About Laredo
Laredo Petroleum Holdings, Inc. is an independent energy company with headquarters in Tulsa, Oklahoma. Laredo's business strategy is focused on the exploration, development and acquisition of oil and natural gas properties primarily in the Permian and Mid-Continent regions of the United States.
Additional information about Laredo may be found on its website at www.laredopetro.com.

Forward-Looking Statements
This press release (and oral statements made regarding the subjects of this news release, including the conference call announced herein) contains forward-looking statements as defined under Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. All statements, other than statements of historical facts, that address activities that Laredo assumes, plans, expects, believes, intends, projects, estimates or anticipates (and other similar expressions) will, should or may occur in the future are forward-looking statements. The forward-looking statements are based on management's current belief, based on currently available information, as to the outcome and timing of future events. Our expectations regarding our business outlook and business plans, including the potential divestiture of any assets; oil and natural gas markets; cost and availability of resources, legal and regulatory conditions and other matters are our forecasts regarding these matters.

General risks relating to Laredo include, but are not limited to, the risks described in its Annual Report on Form 10-K for the year ended December 31, 2012 and those set forth from time to time in other filings with the Securities and Exchange Commission (“SEC”). These documents are available through Laredo's website at www.laredopetro.com under the tab “Investor Relations” or through the SEC's Electronic Data Gathering and Analysis Retrieval System ("EDGAR") at www.sec.gov. Any of these factors could cause Laredo's actual results and plans to differ materially from those in the forward-looking statements. Therefore, Laredo can give no assurance that its future results will be as estimated. Laredo does not intend to, and disclaims any obligation to, update or revise any forward-looking statement.

The SEC generally permits oil and gas companies, in filings made with the SEC, to disclose proved reserves, which are reserve estimates that geological and engineering data demonstrate with reasonable certainty to be recoverable in future years from known reservoirs under existing economic and operating conditions and certain probable and possible reserves that meet the SEC's definitions for such terms. In this communication, the Company may use the term “resource potential” which the SEC guidelines restrict from being included in filings with the SEC without strict compliance with SEC definitions. “Resource potential” refers to the Company's internal estimates of unbooked hydrocarbon quantities that may be potentially added to proved reserves, largely from a specified resource play. A resource play is a term used by the Company to describe an accumulation of hydrocarbons known to exist over a large areal expanse and/or thick vertical section, which, when compared to a conventional play, typically has a lower geological and/or commercial development risk. Unbooked resource potential does not constitute reserves within the meaning of the Society of Petroleum Engineer's Petroleum Resource Management System or SEC rules and does not include any proved reserves. Actual quantities that may be ultimately recovered from the Company's interests will differ substantially. Factors affecting ultimate recovery include the scope of the Company's ongoing drilling program, which will be directly affected by the availability of capital, drilling and production costs, availability of drilling services and equipment, drilling results, lease expirations, transportation constraints, regulatory approvals and other factors, and actual drilling results, including geological and mechanical factors affecting recovery rates. Estimates of unproved reserves may change significantly as development of the Company's core assets provides additional data. In addition, our production forecasts and expectations for future periods are dependent upon many assumptions, including estimates of production decline rates from existing wells and the undertaking and outcome of future drilling activity, which may be affected by significant commodity price declines or drilling cost increases.

Laredo Petroleum Holdings, Inc.
Condensed consolidated statements of operations

	For the three months ended December 31,			For the years ended December 31,
(in thousands, except per share data)	2012		2011	2012	2011
	(unaudited)
Revenues:
Oil and natural gas sales	$151,249		$138,196	$583,569	$506,255
Natural gas transportation and treating	1,159		776	4,511	4,015
Total revenues	152,408		138,972	588,080	510,270
Costs and expenses:
Lease operating expenses	20,116		14,048	67,325	43,306
Production and ad valorem taxes	9,308		8,652	37,637	31,982
General and administrative	13,490		11,806	52,050	44,953
Stock-based compensation	2,454		1,024	10,056	6,111
Depreciation, depletion and amortization	67,504		61,390	243,649	176,366
Other	1,697		2,389	5,583	5,653
Total costs and expenses	114,569		99,309	416,300	308,371
Operating income	37,839		39,663	171,780	201,899
Non-operating income (expense):
Realized and unrealized gain (loss):
Commodity derivative financial instruments, net	3,733		(21,804)	8,800	21,047
Interest rate derivatives, net	(3)		6	(412)	(1,311)
Interest expense	(24,791)		(15,518)	(85,572)	(50,580)
Interest and other income	15		19	59	108
Write-off of deferred loan costs	—		—	—	(6,195)
Loss on disposal of assets	(43)		(5)	(52)	(40)
Non-operating expense, net	(21,089)	—	(37,302)	(77,177)	(36,971)
Income before income taxes	16,750		2,361	94,603	164,928
Income tax expense:
Deferred income tax expense	(4,922)		(795)	(32,949)	(59,374)
Net income	$11,828		$1,566	$61,654	$105,554

Net income per common share(1):
Basic	$0.09		$0.01	$0.49	$0.98
Diluted	$0.09		$0.01	$0.48	$0.98
Weighted average common shares outstanding(2):
Basic	127,100		108,987	126,957	107,187
Diluted	128,248		109,899	128,171	108,099
_______________________________________________________________________________

(1)	For the quarter and the year ended December 31, 2011, represents pro forma net income per common share.

(2)
For the quarter and the year ended December 31, 2011, pro forma weighted average diluted shares outstanding has been computed taking into account (1) the conversion ratio at the time of the Laredo corporate reorganization of all private company ownership units into shares of the company common stock as if the conversion occurred as of the beginning of the year and (2) shares of common stock issued by the Company in the IPO.

Laredo Petroleum Holdings, Inc.
Condensed consolidated balance sheets

(in thousands)	December 31, 2012	December 31, 2011
Assets:
Current assets	$137,437	$122,938
Net property and equipment	2,113,891	1,378,509
Other noncurrent assets	86,976	126,205
Total assets	$2,338,304	$1,627,652

Liabilities and stockholders' equity:
Current liabilities	$262,068	$214,361
Long-term debt	1,216,760	636,961
Other noncurrent liabilities	27,753	16,317
Stockholders' equity	831,723	760,013
Total liabilities and stockholders' equity	$2,338,304	$1,627,652

Laredo Petroleum Holdings, Inc.
Condensed consolidated statements of cash flows

	For the three months ended December 31,		For the years ended December 31,
(in thousands)	2012	2011	2012	2011
	(unaudited)
Cash flows from operating activities:
Net income	$11,828	$1,566	$61,654	$105,554
Adjustments to reconcile net income to net cash provided by operating activities:
Deferred income tax expense	4,922	795	32,949	59,374
Depreciation, depletion and amortization	67,504	61,390	243,649	176,366
Impairment expense	—	—	—	243
Non-cash stock-based compensation	2,454	1,024	10,056	6,111
Accretion of asset retirement obligations	329	160	1,200	616
Unrealized loss (gain) on derivative financial instruments, net	2,301	23,157	16,522	(20,890)
Premiums paid for derivative financial instruments	(1,596)	(21)	(6,118)	(555)
Amortization of premiums paid for derivative financial instruments	173	142	668	471
Amortization of deferred loan costs	1,283	1,056	4,816	3,871
Write-off of deferred loan costs	—	—	—	6,195
Amortization of October 2011 Notes premium	(52)	(39)	(202)	(39)
Amortization of other assets	4	4	19	19
Loss on disposal of assets	43	5	52	40
Cash flow from operations before changes in working capital	89,193	89,239	365,265	337,376
Changes in working capital	3,833	21,215	9,616	6,849
Changes in other noncurrent liabilities and fair value of performance unit awards	293	(51)	1,895	(149)
Net cash provided by operating activities	93,319	110,403	376,776	344,076
Cash flows from investing activities:
Acquisitions of oil and gas properties	—	—	(20,496)	—
Capital expenditures:
Oil and natural gas properties	(196,170)	(183,141)	(895,312)	(687,062)
Pipeline and gas gathering assets	(5,148)	(3,651)	(16,241)	(13,368)
Other fixed assets	(2,586)	(766)	(8,755)	(6,413)
Proceeds from other fixed asset disposals	19	35	53	56
Net cash used in investing activities	(203,885)	(187,523)	(940,751)	(706,787)
Cash flows from financing activities:
Broad Oak transaction	—	—	—	(81,963)
Borrowings on revolving credit facilities	115,000	160,000	360,000	790,100
Payments on revolving credit facilities	—	(600,000)	(280,000)	(1,096,700)
Payments on term loan	—	—	—	(100,000)
Issuance of 2019 Notes	—	202,000	—	552,000
Issuance of 2022 Notes	—	—	500,000	—
Proceeds from initial public offering	—	319,378	—	319,378
Purchase of equity interests and units, net	—	(164)	—	(164)
Purchase of treasury stock	—	(3)	—	(3)
Payments for loan costs	(327)	(4,338)	(10,803)	(23,170)
Net cash provided by financing activities	114,673	76,873	569,197	359,478
Net increase (decrease) in cash and cash equivalents	4,107	(247)	5,222	(3,233)
Cash and cash equivalents, beginning of period	29,117	28,249	28,002	31,235
Cash and cash equivalents, end of period	$33,224	$28,002	$33,224	$28,002

Laredo Petroleum Holdings, Inc.
Selected operating data
(Unaudited)

	For the three months ended December 31,		For the years ended December 31,
	2012	2011	2012	2011
Production data:
Oil (MBbl)	1,350	949	4,775	3,368
Natural gas (MMcf)	10,255	8,807	39,148	31,711
Oil equivalents (MBOE)(1)(2)	3,060	2,417	11,300	8,654
Average daily production (BOE/d)(2)	33,261	26,270	30,874	23,709
% Oil	44%	39%	42%	39%

Average sales prices:
Oil, realized(3) ($/Bbl)	$80.16	$89.96	$86.89	$91.00
Natural gas, realized(3) ($/Mcf)	4.19	5.99	4.31	6.30
Average price, realized ($/BOE)(3)	49.42	57.15	51.65	58.50
Oil, hedged(4) ($/Bbl)	81.00	88.14	86.69	88.62
Natural gas, hedged(4) ($/Mcf)	4.68	6.47	5.02	6.67
Average price, hedged ($/BOE)(4)	51.44	58.19	54.03	58.93

Average costs per BOE:
Lease operating expenses	$6.57	$5.81	$5.96	$5.00
Production and ad valorem taxes	3.04	3.58	3.33	3.70
General and administrative(5)	5.21	5.31	5.50	5.90
DD&A	22.06	25.40	21.56	20.38
Total	$36.88	$40.10	$36.35	$34.98
_______________________________________________________________________________

(1)	Bbl equivalents are calculated using a conversion rate of six Mcf per one Bbl.

(2)	The volumes presented are based on actual results and are not calculated using the rounded numbers in the table above.

(3)
Realized crude oil and natural gas prices are the actual prices realized at the wellhead after all adjustments for NGL content, quality, transportation fees, geographical differentials, marketing bonuses or deductions and other factors affecting the price at the wellhead.

(4)
Hedged prices reflect the after effect of our commodity hedging transactions on our average sales prices. Our calculation of such after effects include realized gains and losses on cash settlements for commodity derivatives, which do not qualify for hedge accounting.

(5)
General and administrative includes non-cash stock-based compensation of $2.5 million and $1.0 million for the three months ended December 31, 2012 and 2011, respectively, and $10.1 million and $6.1 million for the years ended December 31, 2012 and 2011, respectively. Excluding stock-based compensation from the above metric results in general and administrative cost per BOE of $4.41 and $4.88 for the three months ended December 31, 2012 and 2011, respectively, and $4.61 and $5.19 for the years ended December 31, 2012 and 2011, respectively.

Laredo Petroleum Holdings, Inc.
Costs incurred

Costs incurred in the acquisition and development of oil and natural gas assets are presented below:

	For the three months ended December 31,		For the years ended December 31,
(in thousands)	2012	2011	2012	2011
	(unaudited)
Property acquisition costs:
Proved	$—	$—	$16,925	$—
Unproved	—	—	3,693	—
Exploration	27,669	22,211	93,266	62,888
Development costs(1)	196,292	195,001	839,118	660,922
Total costs incurred	$223,961	$217,212	$953,002	$723,810
_______________________________________________________________________________

(1)
The costs incurred for oil and natural gas development activities include $4.0 million and $3.8 million in asset retirement obligations for the three months ended December 31, 2012 and 2011, respectively, and $7.4 million and $4.5 million in asset retirement obligations for the years ended December 31, 2012, and 2011, respectively.

Laredo Petroleum Holdings, Inc.
Supplemental reconciliation of GAAP to non-GAAP financial measure
(Unaudited)
Non-GAAP financial measures and reconciliations
Adjusted EBITDA is a non-GAAP financial measure that we define as net income or loss plus adjustments for interest expense, depreciation, depletion and amortization, impairment of long-lived assets, write-off of deferred loan costs and other, gains or losses on sale of assets, unrealized gains or losses on derivative financial instruments, realized losses on interest rate swaps, realized gains or losses on canceled derivative financial instruments, non-cash stock-based compensation and income tax expense or benefit. Adjusted EBITDA provides no information regarding a company's capital structure, borrowings, interest costs, capital expenditures, working capital movement or tax position. Adjusted EBITDA does not represent funds available for discretionary use, because those funds are required for debt service, capital expenditures and working capital, income taxes, franchise taxes and other commitments and obligations. However, our management believes Adjusted EBITDA is useful to an investor in evaluating our operating performance because this measure:

•
is widely used by investors in the oil and natural gas industry to measure a company's operating performance without regard to items excluded from the calculation of such term, which can vary substantially from company to company depending upon accounting methods and book value of assets, capital structure and the method by which assets were acquired, among other factors;

•	helps investors to more meaningfully evaluate and compare the results of our operations from period to period by removing the effect of our capital structure from our operating structure; and

•	is used by our management for various purposes, including as a measure of operating performance, in presentations to our board of directors, as a basis for strategic planning and forecasting.
There are significant limitations to the use of Adjusted EBITDA as a measure of performance, including the inability to analyze the effect of certain recurring and non-recurring items that materially affect our net income or loss, the lack of comparability of results of operations to different companies, and the methods of calculating Adjusted EBITDA and our measurements of Adjusted EBITDA for financial reporting and compliance under our debt agreements differ.

The following presents a reconciliation of net income to Adjusted EBITDA:

	For the three months ended December 31,		For the years ended December 31,
(in thousands)	2012	2011	2012	2011
Net income	$11,828	$1,566	$61,654	$105,554
Plus:
Interest expense	24,791	15,518	85,572	50,580
Depreciation, depletion and amortization	67,504	61,390	243,649	176,366
Impairment of long-lived assets	—	—	—	243
Write-off of deferred loan costs	—	—	—	6,195
Loss on disposal of assets	43	5	52	40
Unrealized losses (gains) on derivative financial instruments	2,301	23,157	16,522	(20,890)
Realized loss on interest rate derivatives	93	1,141	2,115	4,873
Non-cash stock-based compensation	2,454	1,024	10,056	6,111
Income tax expense	4,922	795	32,949	59,374
Adjusted EBITDA	$113,936	$104,596	$452,569	$388,446

Adjusted net income

Adjusted net income is a performance measure used by our management to evaluate performance, prior to unrealized (gains) losses on derivatives, impairment of long-lived assets and losses on disposal of assets.

The following presents a reconciliation of net income to adjusted net income:

	For the three months ended December 31,		For the years ended December 31,
(in thousands, except for per share data)	2012	2011	2012	2011
Net income	$11,828	$1,566	$61,654	$105,554
Plus:
Unrealized losses (gains) on derivative financial instruments	2,301	23,157	16,522	(20,890)
Impairment of long-lived assets	—	—	—	243
Loss on disposal of assets	43	5	52	40
	14,172	24,728	78,228	84,947
Income tax adjustment	(680)	(7,875)	(5,801)	7,419
Adjusted net income	$13,492	$16,853	$72,427	$92,366

Adjusted net income per common share:
Basic	$0.11	$0.15	$0.57	$0.86
Diluted	$0.11	$0.15	$0.57	$0.85
Weighted average common shares outstanding:
Basic	127,100	108,987	126,957	107,187
Diluted	128,248	109,899	128,171	108,099